UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                CBRL Group, Inc.
                                (Name of Issuer)

                    Common Shares, par value $0.01 per share
                         (Title of Class of Securities)

                                    12489V106

                                 (CUSIP Number)

                                 March 13, 2007
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 Pages

CUSIP No. 12489V106                    13G                   Page 2 of 16 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.0% zero-coupon contingently convertible senior notes, convertible into 787,234 Common Shares

OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.0% zero-coupon contingently convertible senior notes, convertible into 787,234 Common Shares

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.0% zero-coupon contingently convertible senior notes, convertible into 787,234 Common Shares

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.03%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 12489V106                    13G                   Page 3 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Convertible Arbitrage Master Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.0% zero-coupon contingently convertible senior notes, convertible into approximately 130,301 Common Shares

OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.0% zero-coupon contingently convertible senior notes,
                    convertible into approximately 130,301 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3.0% zero-coupon contingently convertible senior notes,
            convertible into approximately 130,301 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.51%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 12489V106                    13G                   Page 4 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            STAR, L.P. (a statistical arbitrage strategy)
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    136,231 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    136,231 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    136,231 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.54%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 12489V106                    13G                   Page 5 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Statistical Opportunities Master Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    312,532 Common Shares

OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    312,532 Common Shares

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    312,532 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.24%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 12489V106                    13G                   Page 6 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    28 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    28 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    28 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 12489V106                    13G                   Page 7 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC                        20-1901985
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.0% zero-coupon contingently convertible senior notes, convertible into approximately 917,535 Common Shares

                    448,791 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.0% zero-coupon contingently convertible senior notes, convertible into approximately 917,535 Common Shares

                    448,791 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.0% zero-coupon contingently convertible senior notes, convertible into approximately 917,535 Common Shares

                    448,791 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.23%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 12489V106                    13G                   Page 8 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.0% zero-coupon contingently convertible senior notes, convertible into approximately 917,535 Common Shares

                    448,791 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.0% zero-coupon contingently convertible senior notes, convertible into approximately 917,535 Common Shares

                    448,791 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.0% zero-coupon contingently convertible senior notes, convertible into approximately 917,535 Common Shares

                    448,791 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.23%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 12489V106                    13G                   Page 9 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.0% zero-coupon contingently convertible senior notes, convertible into approximately 917,535 Common Shares

                    448,791 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.0% zero-coupon contingently convertible senior notes, convertible into approximately 917,535 Common Shares

                    448,791 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.0% zero-coupon contingently convertible senior notes, convertible into approximately 917,535 Common Shares

                    448,791 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.23%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 12489V106                    13G                   Page 10 of 16 Pages

Item 1.

(a)  Name of Issuer

            CBRL Group, Inc. (the "Company").

(b) Address of Issuer's Principal Executive Offices

            305 Hartmann Drive, P.O. Box 787
            Lebanon, Tennessee

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


           HIGHBRIDGE INTERNATIONAL LLC
           ----------------------------
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE CONVERTIBLE ARBITRAGE MASTER FUND, L.P.
           --------------------------------------------------
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           STAR, L.P. (A STATISTICAL ARBITRAGE STRATEGY)
           ---------------------------------------------
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE STATISTICAL OPPORTUNITIES MASTER FUND, L.P.
           ------------------------------------------------------
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE STATISTICALLY ENHANCED EQUITY MASTER FUND-U.S., L.P.
           ---------------------------------------------------------------
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  State of Delaware

           HIGHBRIDGE CAPITAL MANAGEMENT, LLC IRS #: 20-1901985
           ----------------------------------------------------
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           GLENN DUBIN
           -----------
           c/o Highbridge Capital Management, LLC

CUSIP No. 12489V106                    13G                   Page 11 of 16 Pages

           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

           HENRY SWIECA
           ------------
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States


Item 2(d)  Title of Class of Securities

            Common Shares, $0.01 par value ("Common Shares")

Item 2(e)  CUSIP Number

        12489V106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

CUSIP No. 12489V106                    13G                   Page 12 of 16 Pages

            As of the date of this filing, (i) Highbridge International LLC is the beneficial owner of 3.0% zero-coupon contingently convertible senior notes, convertible into 787,234 Common Shares, (ii) Highbridge Convertible Arbitrage Master Fund, L.P. is the beneficial owner of 3.0% zero-coupon contingently convertible senior notes, convertible into approximately 130,301 Common Shares,
(iii) STAR, L.P. (a statistical arbitrage strategy) is the beneficial owner of 136,231 Common Shares, (iv) Highbridge Statistical Opportunities Master Fund, L.P. is the beneficial owner of 312,532 Common Shares (v) Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P. is the beneficial owner of 28 Common Shares and (vi) each of Higbridge Capital Management, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of the 3.0% zero-coupon contingently convertible senior notes, convertible into approximately 917,535 Common Shares issuable to Highbridge International LLC and Highbridge Convertible Arbitrage Master Fund, L.P. and the 448,791 Common Shares owned by STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Opportunities Master Fund, L.P., and Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P.

            Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P., STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Opportunities Master Fund, L.P., and Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of Common Shares owned by Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P., STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Opportunities Master Fund, L.P., and Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P..


            (b) Percent of class:

                  The Company's Quarterly Report on Form 10-Q that was filed on March 2, 2007, indicates there were 25,186,108 Common Shares outstanding as of February 23, 2007. Therefore, based on the Company's outstanding Common Shares and the Common Shares issuable upon the conversion of the 3.0% zero-coupon contingently convertible senior notes issued by the Company, (i) Highbridge International LLC may be deemed to beneficially own 3.03% of the outstanding Common Shares of the Company, (ii) Highbridge Convertible Arbitrage Master Fund, L.P. may be deemed to beneficially own 0.51% of the outstanding Common Shares of the Company, (iii) STAR, L.P. (a statistical arbitrage strategy) may be deemed to beneficially own 0.54% of the outstanding Common Shares of the Company, (iv) Highbridge Statistical Opportunities Master Fund, L.P. may be deemed to beneficially own 1.24% of the outstanding Common Shares of the Company, (v) Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P. may be deemed to beneficially own 0.00% of the outstanding Common Shares of the Company and (vi) each of Highbridge Capital Management LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 5.23% of the outstanding Common Shares of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Shares owned by another Reporting Person.

CUSIP No. 12489V106                    13G                   Page 13 of 16 Pages

            (c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote

                      0

                (ii)  Shared power to vote or to direct the vote

                      See Item 4(a)

                (iii) Sole power to dispose or to direct the disposition of

                      0

                (iv)  Shared power to dispose or to direct the disposition of

                      See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

        Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

        Not applicable.

Item 8.  Identification and Classification of Members of the Group

        See Exhibit I.


Item 9.  Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

            By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of March 23, 2007, by and among Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P., STAR, L.P., Highbridge Statistical Opportunities Master Fund, L.P.,

CUSIP No. 12489V106                    13G                   Page 14 of 16 Pages

Highbridge Statistically Enhanced Equity Master Fund- U.S., L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 12489V106                    13G                   Page 15 of 16 Pages

SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: March 23, 2007

HIGHBRIDGE INTERNATIONAL LLC             HIGHBRIDGE CONVERTIBLE ARBITRAGE
                                         MASTER FUND, L.P.
By: Highbridge Capital Management, LLC
    its Trading Manager                  By: Highbridge Capital Management, LLC
                                             its Trading Manager


By: /s/ Carolyn Rubin                    By: /s/ Carolyn Rubin
    -----------------------------            -----------------------------
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Managing Director                 Title: Managing Director

STAR, L.P.                               HIGHBRIDGE STATISTICAL OPPORTUNITIES
                                         MASTER FUND, L.P.
By: Highbridge Capital Management, LLC
    its Trading Manager                  By: Highbridge Capital Management, LLC
                                             its Trading Manager


By: /s/ Carolyn Rubin                    By: /s/ Carolyn Rubin
    -----------------------------            -----------------------------
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE STATISTICALLY ENHANCED        HIGHBRIDGE CAPITAL MANAGEMENT, LLC
EQUITY MASTER FUND-U.S., L.P.

By: Highbridge Capital Management, LLC
    its Trading Manager
                                         By: /s/ Carolyn Rubin
                                             -----------------------------
                                         Name: Carolyn Rubin
By: /s/ Carolyn Rubin                    Title: Managing Director
    -----------------------------
Name: Carolyn Rubin
Title: Managing Director




/s/ Glenn Dubin
-----------------------------            /s/ Henry Swieca
GLENN DUBIN                              -----------------------------
                                         HENRY SWIECA

CUSIP No. 12489V106                    13G                   Page 16 of 16 Pages

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Shares, $0.01 par value, of CBRL Group, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of March 23, 2007

HIGHBRIDGE INTERNATIONAL LLC            HIGHBRIDGE CONVERTIBLE ARBITRAGE
                                        MASTER FUND, L.P.
By: Highbridge Capital Management, LLC
    its Trading Manager                 By: Highbridge Capital Management, LLC
                                            its Trading Manager


By: /s/ Carolyn Rubin
    -----------------------------       By: /s/ Carolyn Rubin
                                            -----------------------------
Name: Carolyn Rubin                     Name: Carolyn Rubin
Title: Managing Director                Title: Managing Director

STAR, L.P.                              HIGHBRIDGE STATISTICAL OPPORTUNITIES
                                        MASTER FUND, L.P.
By: Highbridge Capital Management, LLC
    its Trading Manager                 By: Highbridge Capital Management, LLC
                                            its Trading Manager


By: /s/ Carolyn Rubin                   By: /s/ Carolyn Rubin
    -----------------------------           -----------------------------
Name: Carolyn Rubin                     Name: Carolyn Rubin
Title: Managing Director                Title: Managing Director

HIGHBRIDGE STATISTICALLY ENHANCED       HIGHBRIDGE CAPITAL MANAGEMENT, LLC
EQUITY MASTER FUND-U.S.,  L.P.

By: Highbridge Capital Management, LLC
    its Trading Manager
                                        By: /s/ Carolyn Rubin
                                            -----------------------------
                                        Name: Carolyn Rubin
By: /s/ Carolyn Rubin                   Title: Managing Director
    -----------------------------
Name: Carolyn Rubin
Title: Managing Director




/s/ Glenn Dubin
-----------------------------
GLENN DUBIN                             /s/ Henry Swieca
                                        -----------------------------
                                        HENRY SWIECA